Exhibit 99.1

SandRidge Energy, Inc. Announces Agreement to Acquire Crusader Energy Group Inc. for $230 Million

OKLAHOMA CITY, Sept. 22 /PRNewswire-FirstCall/ — SandRidge Energy, Inc. (NYSE: SD) today announced that it has entered into an agreement with Crusader Energy Group Inc. to purchase all shares of common stock of Crusader that will be issued upon the effectiveness of their reorganization under Chapter 11 of the United States Bankruptcy Code. Under Crusader’s plan of reorganization, all of the currently outstanding equity interests in Crusader would be cancelled and Crusader and its subsidiaries would become indirect, wholly-owned subsidiaries of SandRidge.

The transaction would further substantiate SandRidge’s positions in the Anadarko basin of Western Oklahoma and in the Permian Basin in West Texas. Additionally, the cash flow from Crusader’s existing production is expected to enhance SandRidge’s balance sheet and provide increased liquidity. Tom L. Ward, SandRidge’s CEO commented, “We believe this transaction will be accretive to SandRidge in terms of reserves, production and cash flow and provide new drilling opportunities for the company.”

SandRidge agreed to pay cash and common stock valued in the aggregate at $230 million, no more than $85 million of which will be cash, subject to certain adjustments. Common shares to be issued will be valued at $13.45 per share. SandRidge will also issue warrants to purchase an additional two million shares of SandRidge common stock. The warrants will be exercisable at a price of $15.00 per share for five years after the closing of the transaction. Recipients of the SandRidge common stock and warrants will not be permitted to dispose of such common stock or warrants for 180 days after the closing of the transaction.

The closing of the transaction is subject to customary conditions, as well as approval of Crusader’s creditors and the Bankruptcy Court, and consideration of alternative transactions that may be submitted prior to a deadline to be approved by the Bankruptcy Court. SandRidge has obtained an agreement from Crusader, its unsecured creditors committee and its principal secured creditors to support the proposed transaction. The closing is expected to occur during the fourth quarter of 2009. The acquisition agreement provides that if it is terminated by either SandRidge or Crusader because the Bankruptcy Court approves an alternative transaction that is consummated within one year, Crusader will pay SandRidge a termination fee.

Deutsche Bank Securities advised SandRidge on this transaction.

The company will host a conference call to discuss the Crusader transaction on September 23, 2009 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-804-6920 and from outside the U.S. is 857-350-1666. The passcode for the call is 69025370. An audio replay of the call will be available at 11:00 am CDT on September 23, 2009 until 11:59 pm CDT on October 23, 2009. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 80266280.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the consummation of the proposed transaction involving Crusader. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including that the proposed acquisition may not be completed for reasons including because conditions precedent to the completion of the acquisition may not be satisfied. We also refer you to the discussion of risk factors in Part I, Item 1A— “Risk Factors” of the Annual Report on Form 10-K we filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2009 and in Part II, Item 1A – “Risk Factors” of the Quarterly Report on Form 10-Q we filed with the SEC on August 6, 2009. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT:  Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515